EXHIBIT 10.1

April 4, 2013

Mr. Marshall T. Reynolds
Chairman of the Board of Directors
Champion Industries, Inc.
2450-90 First Avenue
Huntington, WV  25728

Dear Mr. Reynolds:

This letter is to confirm the terms of the proposed engagement of RAS Management Advisors, LLC (“RAS”) by Champion Industries, Inc. (“Champion” or the “Company”), to perform the tasks outlined below in conjunction with the Company’s restructuring efforts (the “Assignment”).

ASSIGNMENT
Timothy D. Boates of RAS is being engaged as Chief Restructuring Officer to assist the Company in dealing with its restructuring process.  Mr. Boates’ role as Chief Restructuring Officer will include directing the day-to-day efforts of the Company’s management and its employees, any additional RAS representatives that may be assigned by RAS to work with the Company, and the Company’s external professionals in the following; (i) directing the management of all aspects of the Company’s printing, supply, and newspaper operations, including all initiatives related to improving the financial performance of those operations, (ii) evaluating the Company's cash and liquidity requirements, including the development / review of cash flow projections, revenue projections, and all other financial and accounting information related to the Company’s continuing operations and any potential sale or other restructuring initiatives that the Company may elect to pursue, (iii) directing the efforts of the Company’s management, its employees, and its external professionals in connection with any sale or restructuring initiatives, including the negotiation of any potential investment or funding that may be provided by third parties, whether or not such investment or funding may be related to any potential restructuring initiative, (iv) directing negotiations with, and reporting to, the Company's significant creditors, including without limitation, the Company’s secured lenders and its trade creditors, as well as any lenders with respect to any potential financing that the Company may pursue with respect to any restructuring initiative, (v) directing all cash management matters throughout the pendency of the engagement contemplated by this agreement, including any restructuring initiatives, and (vi) assisting in the development and implementation of a plan of reorganization, if appropriate.  RAS and its representatives, including Mr. Boates, will have full responsibility for all of the Company’s operations, including, but not limited to day-to-day management of all aspects of the Company and its management and employees.  Mr. Boates will report directly to the Company’s Board of Directors, and any RAS representatives and all Company management will report to Mr. Boates.

CONFIDENTIALITY
You have instructed RAS Management Advisors, LLC, and our firm agrees, that this engagement and all information obtained by it or its representatives concerning the business and operations of the Company is confidential and will be held in the strictest of confidence except that we may respond to inquiries directed to us by the Company’s secured lenders, after consultation with Company counsel, if deemed appropriate.  Also, in the event of any restructuring initiative, we may freely respond to any and all inquiries of any party that may participate in, or be related to, any such restructuring initiative, to the extent such inquiries relate to the Company’s operations during the course of any restructuring process, any strategic initiatives being undertaken by the Company, the results of its operations, and / or its compliance with established budgets.
It is our policy to destroy all documents related to this engagement one year following the date of our last invoice.

INDEMNIFICATION
The Company agrees to indemnify and hold harmless, RAS Management Advisors, LLC,  its employees, directors, officers, and agents, jointly and severally, from any and all claims whatsoever that may be made against any or all of them, arising from the performance of their duties described in this letter and as modified from time to time in the future.  Further, the Company will take steps to confirm that RAS and Timothy D. Boates are included in all appropriate insurance coverage maintained by the Company.  Claims, as used in this agreement, shall include, without limitation, all reasonable attorney’s fees and reasonable legal expenses incurred by RAS Management Advisors, LLC, and / or Timothy D. Boates, unless any such claim is determined by a court of competent jurisdiction, to have resulted from the gross negligence of RAS Management Advisors, LLC, its employees, officers, directors or agents.

1285 SHARPS COVE ROAD   ◊   GURLEY, AL 35748   ◊   TEL (401) 846-5990   ◊   FAX (401) 846-5989

 WWW.RASMANAGEMENT.COM

FEES
We will invoice our fees and out-of-pocket expenses on a weekly basis, and those invoices will be due and payable upon issuance.  In the event any decision is made to pursue any restructuring initiative, we will reevaluate our retainer requirements and we will advise as to any retainer payment that may be required.  The Company is free to terminate our services at any time, subject only to any requirements between the Company and its secured lenders or other parties who may require notice.  Upon any such termination, we will invoice for any unpaid / unbilled time and expenses.
Given the nature of the services to be provided, we will record our time in whole-hour increments for each RAS representative who provides services to the Company as part of this Assignment as it is not practical or cost effective to detail our invoices in any other manner.  We will include a daily time log for each RAS representative as part of our weekly billings related to this assignment.
We will supply copies of our weekly invoices to the Company’s Chief Financial Officer and any other Company personnel so designated by the Company’s Chairman.  All invoices are due and payable by wire transfer upon issuance.
A representative sample of our rates through December 31, 2013, is as follows:

	Daily	Hourly
Timothy Boates	$4,000	$400
Timothy Puopolo	$3,500	$350
Pat Carew	$3,250	$325
Clerical		$30

It is anticipated that Mr. Boates will serve as the sole RAS representative on this Assignment, and Mr. Boates will notify the Company’s Chairman prior to adding any additional RAS personnel to this Assignment.  We reserve the right to substitute other comparable personnel at our discretion, and after consultation with the Company’s Chairman, at no greater than the indicated rates.
Daily rates are charged for work performed away from our offices for no less than 10 hours.  Hours in excess of 10 hours per day, and hours spent working at our own offices, are charged at the applicable hourly rates.  Travel is charged at no greater than 50% of the applicable hourly rate.  For purposes of the Assignment contemplated in this agreement, we will limit our daily billings for each RAS representative to no more than the respective daily rate for each RAS representative that may provide services under this Assignment.
Out of pocket expenses will be billed in addition to the above fees and may include coach class airfares, hotel, meals, mileage, parking, car rentals, photocopying and other incidentals as well as any attorney fees incurred (none are expected) related to this Assignment.
Please indicate your agreement with the contents of this letter by signing and returning the enclosed copy of this letter.
Thank you for selecting us for this Assignment.

Very truly yours,
RAS Management Advisors, LLC
/s/ Timothy D. Boates
President

Agreed:
Champion Industries, Inc.

/s/ Marshall T. Reynolds

By: Marshall T. Reynolds, Chairman
Date: April 8, 2013